Exhibit 99.1

Contacts:
Michael J. Shea	Timothy D. Green
Chief Financial Officer	Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
617-492-4040 ext. 310	617-542-5300
Email: mshea@macgray.com	Email: tgreen@investorrelations.com

Mac-Gray Reports Second-Quarter Earnings

Company’s Laundry Facilities Business Leads Overall Financial Performance

CAMBRIDGE, MA, July 23, 2003 - Mac-Gray Corporation (NYSE: TUC), the nation’s premier laundry facilities contractor and a provider of other amenities to the multi-housing industry, and the largest provider of such services to the college and university market, today announced its financial results for the quarter ended June 30, 2003.

Mac-Gray reported second-quarter 2003 revenue of $36.0 million, compared with second-quarter 2002 revenue of $38.1 million, a decrease of 6%.  Net income for the quarter was $373,000, or $0.03 per share, compared with $856,000, or $0.07 per share, for the quarter ended June 30, 2002. Prior to a charge in the 2003 second quarter of $381,000, or $0.02 per share after tax, for the early extinguishment of debt incurred with the refinancing of the Company’s bank debt announced on June 25th, earnings were $0.05 per share.

For the six months ended June 30, 2003, revenue was $72.0 million, a decrease of 4% from revenue of $74.8 million for the comparable period last year.  Net income for the first half of 2003 was $1.3 million, or $0.10 per share, compared with $1.1 million, or $0.08 per share for the same period last year.  Prior to the charge for the early extinguishment of debt, earnings for the first six months of 2003 were $0.12 per share.  Excluding a $0.07 per share charge, recorded in the first quarter of 2002, earnings for the first six months of 2002 would have been $2.0 million, or $0.15 per share.  That charge was required to comply with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

Comments on the Second Quarter and the First Half of 2003

“Mac-Gray’s laundry facilities division continued to lead the Company’s top-line performance, delivering second-quarter revenue that increased 2% from second-quarter 2002 revenue in the division,” said Stewart MacDonald, Mac-Gray’s chairman and chief executive officer.  “Revenue in the division was up 1% for the first half of 2003, compared with the same period in 2002.  Despite continuing increases in apartment vacancy rates in key markets and overall weakness in the economy, second-quarter 2003 laundry facilities revenue was the highest second-quarter laundry facilities revenue in the Company’s history.  This was possible because we have been able to add new accounts, retain a higher percentage of existing accounts at the expiration of contracts and complete three small acquisitions.  We also continued to convert coin-operated facilities to card-operation, which contributes to higher yields.

“Mac-Gray’s other businesses continued to combat larger economic issues.  In the second quarter of 2003, sales by our laundry equipment division were down $1.4 million, or 27%, from the prior year’s second quarter, which was a particularly strong quarter.  Year-to-date, laundry equipment sales were down $2.0 million, or 21%, from the prior year’s first half.  We believe that this result is primarily attributable to the unwillingness of many customers to commit to capital expenditures and even for those who do, their difficulty in obtaining financing.

“Performance in the academic sector of our MicroFridge® division continues to produce disappointing results.  MicroFridge’s® total revenue decline of $1.0 million, or 15%, from the second quarter of 2002 is attributable almost exclusively to the academic sector, where revenue for the second quarter declined from $2.4 million to $1.0 million, or 58%.  Unfortunately, universities continue to be cautious about making capital commitments.

“On the other hand, a $104,000, or 4%, increase in revenue in the hotel/motel sector along with an increase of $247,000, or 13%, in revenue in the government sector helped offset the academic sector revenue shortfall.  The performance of the hotel/motel sector was good news, considering the widespread weakness in the hospitality industry.  In the government sector, we are told by purchasing agents that spending has been temporarily effected by the reallocation of domestic military housing funds due to the war in Iraq.  Yet, despite the uncertainty surrounding near-term military spending, revenue for the second quarter increased slightly from last year’s second quarter.

“During the second quarter, Mac-Gray’s management continued to respond to this period of economic weakness by focusing on controlling costs, strengthening the Company’s balance sheet and making selective acquisitions.  The most noteworthy of these actions was the refinancing of the Company’s bank debt.  As a result of locking in low fixed rates for five years for a substantial portion of our debt, Mac-Gray will save interest expense, having reduced interest rates by approximately 200 basis points compared to the prior facility.  The second quarter results include a charge of $381,000, or $0.02 per share after tax, associated with the early extinguishment of our prior bank debt.  The refinancing also positions the Company to accelerate our acquisition activity.  During the second quarter, we added 1,100 machines in three acquisitions.”

During the second quarter, the Company also repurchased approximately 20,000 shares of its common stock under its buyback program.  In December 2002, the Company’s Board of Directors authorized the repurchase of up to $2 million of Mac-Gray common stock for a period of 12 months in the open market, or in privately negotiated transactions.

Outlook

“On the strength of our recent refinancing and steady cash flow from our laundry facilities operations, Mac-Gray continues to position itself for the future.  At a time when many companies are struggling, we continue to invest in technology and sales resources to help sustain our leading position in the laundry contract management field, particularly in the area of card operations and the development of on-line applications.

“In the MicroFridge® division, several programs are underway to open new distribution channels in the retail sector.  Also, a recent agreement with the Maytag Corporation to market its Magic Chef, Amana and Maytag lines of home appliances is expected to open new revenue opportunities in future quarters.  Additionally, MicroFridge® was recently awarded the ENERGY STAR designation, recognizing our unique line of patented, energy-efficient products.  We expect that this will increase the division’s marketing strength,” said MacDonald.

About the Financial Results Conference Call

Mac-Gray plans to broadcast its second-quarter fiscal 2003 financial results conference call over the Internet today at 10:00 a.m. ET.  During the call, Stewart MacDonald, Mac-Gray’s chairman and chief executive officer, and Michael Shea, chief financial officer, will summarize the Company’s quarterly financial results and review business and operating highlights from the quarter. To listen to the Webcast, visit the Investor Relations section of the Company’s Web site at www.macgray.com at least 15 minutes prior to the event’s broadcast.  Interested parties unable to listen to the live call may access an archived version of the call, also located on the investor relations section of Mac-Gray’s Web site.

About Mac-Gray Corporation

Mac-Gray derives its revenue principally through the contracting of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, colleges and universities, condominiums and public housing complexes.  Mac-Gray contracts its laundry rooms under long-term leases.  These leases typically grant Mac-Gray exclusive contract rights to laundry rooms on the lessor’s premise for a fixed term, which is generally seven to ten years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray’s laundry facilities business consists of approximately 30,000 multiple housing laundry rooms located in 27 states in the Northeastern, Midwestern and Southeastern United States, as well as the District of Columbia.  Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions.  Through its MicroFridge® division, Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe PlugTM circuitry.  The products are marketed throughout the United States to colleges and universities, military bases, hotels and motels and assisted living facilities.  To strengthen its revenue opportunities MicroFridge® has also entered into agreements with Maytag Corporation to market Maytag’s Magic Chef, Amana and Maytag lines of home appliances throughout the U.S.  In addition, MicroFridge® was recently awarded the ENERGY STAR designation.  Through its Copico division, Mac-Gray is a provider of card- and coin-operated reprographics equipment and services to the academic and public library markets in New England and New York, as well as Florida, Illinois, Maryland and New Jersey.

Safe Harbor Statement

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words, “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 under “Management’s Discussion and Analysis of Financial Conditionand Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

MAC-GRAY CORPORATION

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts; Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Revenue	$36,028	$38,088	$72,002	$74,846
Cost of revenue:
Cost of route revenues	18,262	17,937	36,887	36,887
Depreciation and amortization	4,302	4,287	8,549	8,468
Cost of products sold	6,593	7,737	12,103	13,245
Total cost of revenue	29,157	29,961	57,539	58,600

Operating expenses:
Selling, general and administration expenses	5,382	5,687	10,620	10,960
Loss on early extinguishment of debt	381	—	381	—
Total operating expenses	5,763	5,687	11,001	10,960

Income from operations	1,108	2,440	3,462	5,286
Interest and other expenses, net	457	975	1,256	1,945
Income before provision for income taxes and effect of change in accounting principle	651	1,465	2,206	3,341
Provision for income taxes	278	609	927	1,382
Net income before effect of change in accounting principle	373	856	1,279	1,959

Effect of change in accounting principle - net of taxes	—	—	—	(906)
Net income	$373	$856	$1,279	$1,053
Net income per common share before effect of change in accounting principle – basic and diluted	$0.03	$0.07	$0.10	$0.15
Net income per common share – basic and diluted	$0.03	$0.07	$0.10	$0.08
Weighted average common shares outstanding - basic	12,672	12,653	12,676	12,652
Weighted average common shares outstanding – diluted	12,691	12,664	12,687	12,658

MAC-GRAY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,810	$5,016
Trade receivables, net	6,660	7,670
Inventory	4,187	6,186
Prepaid route rent and other current assets	9,159	8,662
Total current assets	24,816	27,534

Property, plant and equipment, net	74,097	74,928
Intangible assets, net	45,864	45,739
Prepaid route rent and other assets	13,946	14,178
Total assets	$158,723	$162,379

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$3,517	$8,850
Accounts payable and accrued expenses	16,363	20,007
Deferred rental revenues and customer deposits	736	1,278
Total current liabilities	20,616	30,135

Long-term debt and capital lease obligations	54,858	47,975
Other liabilities	489	2,760
Deferred income tax liabilities	17,486	17,821
Total liabilities	93,449	98,691

Stockholders’ equity:
Common stock	134	134
Additional paid in capital	68,540	68,540
Accumulated other comprehensive loss	(1,389)	(1,723)
Retained earnings	6,925	5,805
Treasury stock	(8,936)	(9,068)
Total stockholders’ equity	65,274	63,688
Total liabilities and stockholders’ equity	$158,723	$162,379

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